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                                                                      EXHIBIT 12

                       Ford Motor Company and Subsidiaries

         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS



                                                          ------------------------------------------------------------------
                                                                         For the Years Ended December 31
                                                          ------------------------------------------------------------------
                                                             1999       1998        1997         1996      1995       1994
                                                             ----       ----        ----         ----      ----       ----

                                                            (Mils.)    (Mils.)     (Mils.)     (Mils.)    (Mils.)    (Mils.)
     Earnings

  Income before income taxes                              $ 11,026    $ 25,396   $ 10,939    $  6,793   $  6,705   $  8,789
     and cumulative effects of changes
     in accounting principles
  Equity in net (income)/loss of
     affiliates plus dividends from affiliates                 (35)         78        121          36        179       (182)
  Adjusted fixed charges                              a/     9,459       9,215     10,911      10,801     10,556      8,122
                                                          --------    --------   --------    --------   --------   --------

    Earnings                                              $ 20,450    $ 34,689   $ 21,971    $ 17,630   $ 17,440   $ 16,729
                                                          ========    ========   ========    ========   ========   ========


Combined Fixed Charges and
 Preferred Stock Dividends

  Interest expense                                    b/  $  9,114    $  8,919   $ 10,570    $ 10,464   $ 10,121   $  7,787
  Interest portion of rental expense                  c/       282         245        309         300        396        265
  Preferred stock dividend requirements of
     majority owned subsidiaries and trusts           d/        55          55         55          55        199        160
                                                          --------    --------   --------    --------   --------   --------
  Fixed charges                                              9,451       9,219     10,934      10,819     10,716      8,212

Ford preferred stock dividend requirements            e/        23         122         82          95        459        472
                                                          --------    --------   --------    --------   --------   --------

  Total combined fixed charges
     and preferred stock dividends                        $  9,474 $     9,341   $ 11,016    $ 10,914   $ 11,175   $  8,684
                                                          ========    ========   ========    ========   ========   ========


Ratios

 Ratio of earnings to fixed charges                            2.2         3.8 f/     2.0         1.6        1.6        2.0

 Ratio of earnings to combined fixed
     charges and preferred stock dividends                     2.2         3.7 f/     2.0         1.6        1.6        1.9

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a/   Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.

b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.

c/   One-third of all rental expense is deemed to be interest.

d/ Preferred stock dividend requirements of Ford Holdings, Inc. (1995-1994) increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates. Beginning in the fourth quarter 1995, includes requirements related to company-obligated manditorily redeemable preferred securities of a subsidiary trust.

e/ Preferred stock dividend requirements of Ford Motor Company increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.

f/ Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of The Associates. Excluding this gain, the ratio is 2.0.